UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 20, 2006

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

At Franklin Covey Co.’s (the Company) annual meeting of shareholders held on January 20, 2006, the Company’s shareholders approved amendments to its 1992 Stock Incentive Plan and 2004 Non-Employee Directors’ Stock Incentive Plan. These amendments had previously been approved by the board of directors of the Company and were effective on approval by the shareholders.  The following is a description of the amendments to these plans.

Amended and Restated 1992 Stock Incentive Plan

The Franklin Covey Co. Amended and Restated 1992 Stock Incentive Plan (the Plan) was originally adopted and approved by shareholders in March 1992 and has subsequently been amended to meet Company needs and to keep shares issued under the plan compliant with applicable rules and regulations. The amendment approved on January 20, 2006 (the Amendment) had the following effect on the Plan:

•
Increase in Maximum Share Limitation - The maximum number of shares of common stock reserved for issuance under the Plan increased from 6,000,000 shares to 7,000,000 shares. Additionally, any shares of common stock surrendered by a participant or withheld by the Company to pay the exercise price or withholding taxes associated with the exercise or settlement of an award under the Plan may be used for additional awards.

•
Individual Award Limits - The Amendment imposes the following additional limitations on awards under the Plan: (i) Options or stock appreciation rights for no more than 250,000 shares of common stock may be granted to any one person in a calendar year, (ii) no more than 250,000 shares of unvested common stock may be issued to any one participant in a calendar year, and (iii) no more than 250,000 shares of common stock may be issued to any one participant upon vesting of stock units, including performance shares, in any one calendar year.

•
Performance Shares (General) - The Amendment permits stock units to be granted in the form of performance shares to key employees of the Company. Performance shares will provide the holder with the right to receive, upon completion of specified performance periods of not less than 12 months, a designated number of shares to be issued based upon the extent to which the Company and its consolidated subsidiaries achieve pre-determined target levels of performance during the applicable performance periods. Performance shares are non-transferable (except upon death) and a holder of performance shares must be employed by the Company at the end of the applicable performance period to receive any shares under the award unless he or she is no longer employed as a result of death, permanent disability, or retirement.

•
Performance Shares Issued to Reporting Persons - In the case of performance shares issued to key executives deemed to be “Reporting Persons,” the specific business criteria upon which the number of shares to be issued will be based on (i) the amount of the Company’s cumulative, consolidated net income (or loss) from operations during a specified period of at least three years; and (ii) the Company’s cumulative consolidated revenue growth during that performance period. A committee of the Board of Directors must establish, in writing, the targeted levels of achievement for the performance goals for the performance period in question not later than 90 days after the start of the performance period and the number of shares to be issued if that targeted level of performance is met.

2004 Non-Employee Directors’ Stock Incentive Plan

The Franklin Covey 2004 Non-Employee Directors’ Stock Incentive Plan (the Directors’ Plan) was ratified by shareholders in March 2005 and was designed to provide non-employee directors of the Company, who are ineligible to participate in the Company’s incentive plan, an opportunity to acquire a proprietary interest in the Company through the acquisition of shares of common stock. Under the previous provisions of the Directors’ Plan, each non-employee director received an annual unvested stock award with a value (based on the trading price of the Company’s common stock on the date of the award) equal to $27,500. The amendment approved by the shareholders in January 2006 changes the annual unvested stock grant to 4,500 shares of common stock. The Amendment also eliminates the limitation on the maximum dollar value of all awards made under the Directors’ Plan in any given year.

For further information on the foregoing compensation plans and the amendments to those plans, refer to the Company’s Definitive Proxy Statement for the Annual Meeting of Shareholders held on January 20, 2006.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1
 The Fifth Amendment of the Franklin Covey Co. Amended and Restated 1992 Stock Incentive Plan was included as Appendix A to the Definitive Proxy Statement filed Decmeber 12, 2005 and is incorporated herein by this reference.

99.2
 The First Amendment to the Franklin Covey Co. 2004 Non-Employee Director Stock Incentive Plan was included as Appendix B to the Definitive Proxy Statement filed December 12, 2005 and is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN COVEY CO.

Date:	January 26, 2006	By:	/s/ STEPHEN D. YOUNG
Stephen D. Young
Chief Financial Officer